                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 10-QSB

          (X) Quarterly Report Pursuant to Section 12 or 15(d) of the
                         Securities Exchange Act of 1934

                  For the Quarterly Period Ended March 31, 1997

                                       or

          ( ) Transition Report Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

               For the Transition Period From ________ To ________

                         Commission File Number: 0-22281

                                   SCOOP, INC.

             (Exact name of Registrant as specified in its charter)

                 Delaware                                33-0726608
     (State or other jurisdiction of              (I.R.S. Employer ID No.)
     incorporation or organization)

          2540 Red Hill Avenue                             92705
             Santa Ana, CA                              (Zip Code)
         (Address of principal
           executive offices)

                                 (714) 225-6000
              (Registrant's telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the proceeding 12 months (or for any shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                             Yes          No   X
                                -------     -------

Indicate the number of shares outstanding of each of the issuer's classes of common stock as of the latest practicable date.

          Common Stock, par value                      5,409,547
             $.001 per share                 (Outstanding on May 20, 1997)


                            Exhibit Index on Page 14

                            Total Number of Pages: 16

                                   SCOOP, INC.
                                  BALANCE SHEET
                                   (UNAUDITED)

                                     ASSETS

                                                                                                       PRO FORMA
                                                                                                       MARCH 31,
                                                                                       MARCH 31,         1997
                                                                                         1997          (NOTE 2)
                                                                                         ----          --------
CURRENT ASSETS:
Cash and cash equivalents. . . . . . . . . . . . . . . . . . . . . . . . . . . .    $    33,100
Accounts receivable, net of allowance for doubtful accounts of $100,900. . . . .        142,400
Prepaid expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        581,900
Income tax refund receivable . . . . . . . . . . . . . . . . . . . . . . . . . .         10,700
                                                                                    -----------
  Total current assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        768,100
EQUIPMENT, at cost, net of accumulated depreciation and amortization . . . . . .        373,200
COVENANT-NOT-TO-COMPETE, net of amortization . . . . . . . . . . . . . . . . . .         72,300
OTHER ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          8,200
                                                                                    -----------
                                                                                    $ 1,221,800
                                                                                    -----------
                                                                                    -----------

                     LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $   651,800      $   651,800
Accrued payroll. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         71,000           71,000
Accrued royalty. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        327,700          327,700
Current portion of capital lease obligations . . . . . . . . . . . . . . . . . .        123,000          123,000
Current portion of covenant not-to-compete obligation  . . . . . . . . . . . . .         15,300           15,300
Loans payable. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        450,000          450,000
Insurance payable. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        155,200          155,200
                                                                                    -----------      -----------
  Total current liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . .      1,794,000        1,794,000
CAPITAL LEASE OBLIGATIONS, net of current portion. . . . . . . . . . . . . . . .         78,100           78,100
COVENANT-NOT-TO-COMPETE
  OBLIGATION, net of current portion . . . . . . . . . . . . . . . . . . . . . .         60,200           60,200
MANDATORILY REDEEMABLE COMMON STOCK,
  926,664 issued and outstanding - actual;
  none issued and outstanding - pro forma (Notes 2 and 5). . . . . . . . . . . .      2,358,700

STOCKHOLDERS' DEFICIT (Note 5):
Preferred stock $.001 par value; 5,000,000 shares authorized;
  no shares issued or outstanding.
Common stock, $.001 par value; 20,000,000 shares authorized;
  2,853,833 (March 31, 1997) shares issued and outstanding -
  actual; 3,752,497 shares issued and outstanding - pro forma. . . . . . . . . .    $     2,800      $     3,700
Additional paid-in capital . . . . . . . . . . . . . . . . . . . . . . . . . . .        725,600        3,083,400
Accumulated deficit. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     (3,998,000)      (3,998,000)
Deferred compensation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        200,400          200,400
                                                                                    -----------      -----------
  Total stockholders' deficit. . . . . . . . . . . . . . . . . . . . . . . . . .     (3,069,200)        (710,500)
                                                                                    $ 1,221,800      $ 1,221,800
                                                                                    -----------      -----------
                                                                                    -----------      -----------


                 See accompanying notes to financial statements

                                   SCOOP, INC.
                            STATEMENTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997
                                   (UNAUDITED)

                                                                                          Three Months Ended
                                                                                               March 31,
                                                                                         --------------------
                                                                                         1996            1997
                                                                                         ----            ----
Net Sales. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $   309,100      $   476,300
Cost of Sales. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        168,800          222,000
                                                                                    -----------      -----------
     Gross Profit. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        140,300          254,300
Operating Expenses:
   Research and development. . . . . . . . . . . . . . . . . . . . . . . . . . .         96,600          306,300
   Selling and marketing . . . . . . . . . . . . . . . . . . . . . . . . . . . .         58,700          146,000
   General and administrative. . . . . . . . . . . . . . . . . . . . . . . . . .        158,300          362,900
                                                                                    -----------      -----------
                                                                                        313,600          815,200
                                                                                    -----------      -----------
Operating loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (173,300)        (560,900)
Interest expense, net. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            300            5,200
                                                                                    -----------      -----------
Loss before provision for income taxes . . . . . . . . . . . . . . . . . . . . .       (173,600)        (566,100)
Provision for income taxes . . . . . . . . . . . . . . . . . . . . . . . . . . .          1,600            1,600
                                                                                    -----------      -----------
Net loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $  (175,200)     $  (567,700)
                                                                                    -----------      -----------
Net loss applicable to common stock (Note 3) . . . . . . . . . . . . . . . . . .                     $  (622,200)
                                                                                                     -----------
Net loss per common share (Note 3) . . . . . . . . . . . . . . . . . . . . . . .    $     (0.06)     $     (0.15)
                                                                                    -----------      -----------
Weighted average common shares outstanding (Note 3). . . . . . . . . . . . . . .      2,880,000        4,116,000
                                                                                    -----------      -----------
                                                                                    -----------      -----------


                 See accompanying notes to financial statements

                                   SCOOP, INC.
                            STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997
                                   (UNAUDITED)

                                                                                         Three Months Ended
                                                                                               March 31,
                                                                                         --------------------
                                                                                         1996            1997
                                                                                         ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $  (175,200)     $  (567,700)
Adjustments to reconcile net loss to net cash
   used in operating activities:.
     Depreciation and amortization . . . . . . . . . . . . . . . . . . . . . . .         17,000           32,500
     Deferred compensation . . . . . . . . . . . . . . . . . . . . . . . . . . .                           8,200
     Changes in:
       Accounts receivable . . . . . . . . . . . . . . . . . . . . . . . . . . .        (24,500)         (26,500)
       Publishing materials. . . . . . . . . . . . . . . . . . . . . . . . . . .          4,000
       Prepaid expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . .        (14,000)        (394,400)
       Income tax refund receivable. . . . . . . . . . . . . . . . . . . . . . .         17,200            4,700
       Accounts payable. . . . . . . . . . . . . . . . . . . . . . . . . . . . .         78,000          236,800
       Accrued payroll . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            900          (62,000)
       Accrued royalty . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         62,500           43,500
       Other accrued liabilities . . . . . . . . . . . . . . . . . . . . . . . .         79,600          122,900
                                                                                    -----------      -----------
           Net cash used in operating activities . . . . . . . . . . . . . . . .         45,500         (602,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . .        (12,200)         (51,900)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of note payable to stockholder . . . . . . . . . . . . . . . . . . . .        (88,000)
Borrowings under line of credit (Note 4) . . . . . . . . . . . . . . . . . . . .                         150,000
Proceeds from bridge notes (Note 4). . . . . . . . . . . . . . . . . . . . . . .                         300,000
Repayment of capital lease obligations . . . . . . . . . . . . . . . . . . . . .         (9,500)         (20,300)
Repayment of covenant-not-to-compete obligation. . . . . . . . . . . . . . . . .         (4,100)          (5,100)
                                                                                    -----------      -----------
           Net cash provided by financing activities . . . . . . . . . . . . . .       (101,600)         424,600
                                                                                    -----------      -----------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS. . . . . . . . . . .. . . . . .    $   (68,300)     $  (229,300)
CASH AND CASH EQUIVALENTS:
   Beginning of period . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          1,300          262,400
                                                                                    -----------      -----------
   End of period . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $   (67,000)     $    33,100
                                                                                    -----------      -----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION -
   Cash paid during the period for:
   Interest. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $       300      $     8,300
                                                                                    -----------      -----------
   Income taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $     1,600      $     1,600
                                                                                    -----------      -----------
SCHEDULE OF NONCASH INVESTING AND FINANCING
   TRANSACTIONS:
   Contractual obligations incurred for the acquisition of equipment . . . . . .    $    19,000      $    43,700
                                                                                    -----------      -----------
   Increase in redemption value of redeemable shares of common stock . . . . . .                     $    56,200
                                                                                                     -----------


                 See accompanying notes to financial statements

                                  SCOOP, INC.
                          NOTES TO FINANCIAL STATEMENTS

1.   BASIS OF PRESENTATION

The accompanying financial statements of Scoop, Inc. (the "Company") have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the financial statements include all adjustments necessary for a fair presentation of the balance sheet at March 31, 1997, the results of operations for the three months ended March 31, 1997 and 1996, and the cash flows for the three months ended March 31, 1997 and 1996. The condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Form SB-2 Registration Statement (file no. 333-15129) declared effective by the SEC on April 9, 1997.

In May 1996, the Company effected a 1,006.654-for-1 stock split of its then outstanding common stock. All share and per share amounts included in the accompanying financial statements have been restated to reflect the stock split.

In November 1996, NewsMakers Information Services, Inc., a wholly owned subsidiary of the Company was merged into the Company. The accompanying financial statements have been restated to reflect this reorganization, which has been accounted for on a basis similar to a pooling of interests.

In March 1997, the Company reincorporated in the State of Delaware. The accompanying financial statements include the effects of the reincorporation and resulting increase in the number of shares of common stock authorized to 20,000,000 shares and the authorization of 5,000,000 shares of preferred stock.

2.   PRO FORMA LIABILITIES AND STOCKHOLDERS' DEFICIT

As of March 31, 1997, the Company was preparing for an initial public offering of its common stock. Upon the completion of the Company's initial public offering in April 1997, the mandatory redemption rights associated with certain shares of common stock terminated. The accompanying pro forma information as of March 31, 1997 gives effect to the termination of such redemption rights.

3.    NET LOSS PER SHARE

NET LOSS APPLICABLE TO COMMON STOCK - Pursuant to Securities and Exchange Commission Staff Accounting Bulletin Topic 6b, net loss applicable to common stock for the period presented has been calculated by adding to the net loss the increase in the redemption value of redeemable shares of common stock.

NET LOSS PER COMMON SHARE - Net loss per common share has been computed by dividing the net loss or net loss applicable to common stock by the weighted average number of common shares and redeemable common shares outstanding during the periods presented. Additionally, pursuant to Securities and Exchange Commission Staff Accounting Bulletin Topic 4d, stock options and

                                   SCOOP, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

warrants granted during the twelve months prior to the effective date of the Company's Form SB-2 Registration Statement have been included in the calculation of common equivalent shares using the treasury stock method, as if they were outstanding as of the beginning of each period net loss per share is presented.

4.    FINANCING ARRANGEMENTS

LINE OF CREDIT - In February 1997, the Company entered into a credit agreement with an independent third party, which provides for maximum borrowings of $150,000. The line of credit is collateralized by accounts receivable, bears interest at 9.5% and has a commitment term expiring in August 1997. Any borrowings outstanding are payable in full by November 1997. In lieu of paying a loan processing fee, the Company granted to this individual a warrant to purchase up to 15,750 shares of the Company's common stock at $5.50 per share.

BRIDGE NOTES - In February 1997, the Company borrowed $150,000 from a stockholder of the Company. The loan was unsecured, accrued interest at 9.75% and matured April 30, 1997. As additional consideration for the loan, the Company granted the stockholder a warrant to purchase 15,000 shares of the Company's common stock at $4.50 per share. The Company repaid the bridge note in full from the proceeds of its initial public offering.

Additionally, in February 1997, two separate individuals each loaned $75,000 to the Company in exchange for the Company's promissory notes. The borrowings were unsecured, accrued interest at 9.75% and matured at the earlier of March 31, 1997, or upon the completion of an initial public offering. As of March 31, 1997, the Company had not completed its initial public offering or repaid the promissory notes. In April 1997, the Company repaid both bridge notes in full from the proceeds of its initial public offering.

5.   SUBSEQUENT EVENTS

On April 16, 1997, the Company completed its initial public offering of 1,450,000 shares of common stock at $4.50 per share, resulting in proceeds to the Company of approximately $5.2 million, net of underwriting discounts and commissions and offering expenses. In May 1997, the Company sold an additional 207,050 shares of common stock at $4.50 per share pursuant to the exercise of the underwriters' over-allotment option, resulting in additional net proceeds to the Company of approximately $817,000. The proceeds from the initial public offering will be used by the Company for the development of the Company's SCOOP SMARTGUIDE-TM- technology, sales and marketing expenses, the acquisition of capital equipment, the initiation of the SCOOP!-TM- operations center, to repay indebtedness (Note 4) and for other general corporate purposes.

ITEM 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION AND RESULTS OF OPERATIONS


THE FOLLOWING DISCUSSION AND ANALYSIS OF THE COMPANY'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997 SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S FORM SB-2 REGISTRATION STATEMENT (FILE NO. 333-15129) DECLARED EFFECTIVE BY THE SEC ON APRIL 9, 1997.

GENERAL

The Company currently markets a line of business information products consisting of customized reprints, wall displays and desk displays of articles published in newspapers and magazines and over the Internet. Substantially all of the Company's net sales to date have been generated by these media products.

The Company is also in the process of developing SCOOP!-TM-, an on-line business information service designed to enable customers to efficiently satisfy their daily information needs. The Company intends to complete product development and launch an electronic mail version of the SCOOP!-TM-information service in the summer of 1997 and launch the Internet version of SCOOP!-TM- in the fall of 1997. A number of factors may affect the Company's ability to launch the electronic mail and Internet versions of the SCOOP!-TM-service on the schedule described in the foregoing forward-looking statement, including, without limitation, the Company's ability to successfully complete development of its SCOOP SMARTGUIDE-TM- technology such that the technology actually performs as conceptualized and designed, to establish relationships with strategic distribution partners, and to achieve market acceptance of the Scoop!-TM- service. For a more detailed description of these factors, see "Risk Factors -- Failure to Develop Service or Obtain Market Acceptance," " -- Dependence on Potential Strategic Distribution Partners," "-- Established Competitors and Intense Competition," and "-- Risk of Technological Change and Evolving Industry Standards" in the Company's Form SB-2 Registration Statement. There can be no assurance that the Company will be successful in its efforts to develop and market the SCOOP!-TM- information service.

In April 1997, the Company completed its initial public offering of common stock. The Company sold 1,657,050 shares of common stock at $4.50 per share, including shares sold upon the exercise of the underwriters' over-allotment option, resulting in net proceeds to the Company of approximately $6.0 million. The Company intends to use a substantial portion of the net proceeds from the offering for expenses relating to the development and launch of the SCOOP!-TM-service.

RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, certain financial data as a percentage of net sales for the three month periods ended March 31, 1996 and 1997.
                                                              THREE MONTHS
                                                              ENDED MARCH 31,
                                                         1996            1997
                                                         ----            ----
Net Sales. . . . . . . . . . . . . . . . . . . . . .     100.0%         100.0%
Cost of Sales. . . . . . . . . . . . . . . . . . . .      54.6%          46.6%
                                                      --------       --------
    Gross Profit . . . . . . . . . . . . . . . . . .      45.4%          53.4%
Operating Expenses:
  Research and development . . . . . . . . . . . . .      31.3%          64.3%
  Selling and marketing. . . . . . . . . . . . . . .      19.0%          30.7%
  General and administrative . . . . . . . . . . . .      51.2%          76.2%
                                                      --------       --------
                                                         101.5%         171.2
                                                      --------       --------%
Operating loss . . . . . . . . . . . . . . . . . . .    (56.1)%       (117.8)%
Interest expense, net. . . . . . . . . . . . . . . .       0.1%           1.1
                                                      --------       --------%
Loss before provision for income taxes . . . . . . .    (56.2)%       (118.9)%
Provision for income taxes . . . . . . . . . . . . .       0.5%            .3%
                                                      --------       --------
Net loss . . . . . . . . . . . . . . . . . . . . . .    (56.7)%       (119.2)%
                                                      --------       --------
                                                      --------       --------

THREE MONTHS ENDED MARCH 31, 1997 AND 1996

    NET SALES. Net Sales increased 54.1% in the three months ended March 31, 1997 to $476,300 from $309,100 in the comparable 1996 period. The growth in net sales was principally driven by the Company's focused efforts to expand sales of its media reprints product line. Gross profit margins increased primarily due to improved economies of scale associated with the increase in reprint product sales and improvements in supplier costs. The Company has focused its sales efforts on reprints because the Company believes that there is a larger market for reprints with a higher growth potential than there is for the Company's other products. The Company also believes that the reprint business will effectively complement the SCOOP!-TM-information services.

    Net sales of reprints increased 56.2% in the three months ended March 31, 1997 to $339,000 from $217,000 in the comparable 1996 period. This growth resulted primarily from increased sales generated through its relationship with Investors Business Daily ("IBD"). The Company has been the exclusive provider of content reprints for IBD since August 1995 and derived approximately 43.5% of total net sales for the three months ended March 31, 1997 from the sale of reprints of IBD content. In 1997, the Company entered into an agreement to be the exclusive provider of reprints for The Motley Fool, an Internet based investment-oriented publication.

    The Company does not view the FAMEFRAME wall display product line as being synergistic with its progression as an information services company. Due to this view and its low gross profit contribution, the Company has decided to evaluate options for selling the FAMEFRAME product line in 1997.

    No sales are expected to be generated from the SCOOP!-TM- service until after the anticipated commercial launch of the electronic mail service in the summer of 1997. Once launched, sales for SCOOP!-TM- are expected to be booked principally on a per transaction basis as information is accessed by users.

    COST OF SALES. Cost of sales increased 31.5% in the three months ended March 31, 1997 to $222,000 from $168,800 in the comparable period in 1996. The increase in cost of sales was primarily driven by higher royalty fees and production costs associated with the growth of reprint sales. Overall, gross profits from the sale of media products increased by $114,000 in the three months ended March 31, 1997 compared to the same period in 1996.

    Cost of sales consists primarily of the external production costs, subscriptions, shipping and various usage, permission, and royalty fees arising from the reproduction of printed and electronic content for the media products.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development ("R&D") expenses increased 217.1% in the three months ended March 31, 1997 to $306,300 from $96,600 in the comparable 1996 period. The increase in R&D expense was primarily driven by additional development team staffing and increased utilization of third party design services, all related to the SCOOP SMARTGUIDE-TM- technology.

    R&D expenses in the 1997 and 1996 periods included the cost of content acquisition from UMI and a prior content supplier for the purpose of developing the SCOOP SMARTGUIDE-TM- technology. Expenses for content acquisition in the three months ended March 31, 1997 were $44,800 versus $62,500 in the comparable 1996 period. In October 1996, the Company signed a content agreement with UMI. Costs for UMI content will be incurred as R&D expense up to the launch of the SCOOP!-TM- service at which point they will be included as part of costs of sales. The 1997 contractual minimums with UMI are approximately $296,000.

    To date all R&D expenses related to the development of the SCOOP SMARTGUIDE-TM- technology and have been expensed as incurred.

    SELLING AND MARKETING EXPENSES. Selling and marketing expenses increased 148.7% in the three months ended March 31, 1997 to $146,000 from $58,700 in the comparable 1996 period. The increase was due primarily to the addition of sales and sales support staff during 1996 to generate sales growth and the commencement in the fourth quarter of 1996 of marketing activities related to the SCOOP!-TM- service. Expenses for sales and marketing are expected to significantly increase during 1997 as the Company prepares for the anticipated launch of the SCOOP!-TM- information service.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses ("G&A") increased 129.2% in the three months ended March 31, 1997 to $362,900 from $158,300 in the comparable 1996 period. The increase in G&A was primarily attributable to additional salary expenses resulting from the expansion of the management team in the second half of 1996. G&A also includes professional fees for accounting, legal, and other consulting services, all office service expense, and other expenses for internal G&A functional departments.

    INTEREST EXPENSE. Interest expense increased to $5,200 in the three months ended March 31, 1997 compared to $300 in the comparable 1996 period.

LIQUIDITY AND CAPITAL RESOURCES

    Historically, the Company has financed its operations primarily through private sales of Common Stock and has supplemented such funds with borrowings. In the three months ended March 31, 1997, the Company used $602,000 in operating cash flows, primarily to fund the SCOOP SMARTGUIDE-TM- technology development activities and additional expenses, including those resulting from the expansion of the management team in 1996. Cash provided by financing activities in the three months ended March 31, 1997 totaled $424,600, principally reflecting the proceeds from bridge loans and the accounts receivable line of credit described below. The Company had approximately $33,100 in cash and cash equivalents at March 31, 1997.

    The Company has also used equipment leases and debt instruments to finance the majority of its purchases of capital equipment, and at March 31, 1997 had obligations of approximately $201,100 incurred in connection with these purchases. Capital requirements for 1997 are currently expected to be approximately $900,000, primarily consisting of computer equipment required to support development of the SCOOP SMARTGUIDE-TM- technology and to run the SCOOP!-TM- information service.

    In October 1996, the Company entered into a license agreement with UMI Company which gives the Company the right to resell content from news and information sources through the SCOOP!-TM- service. The Company will incur minimum royalty payments under the UMI license agreement of approximately $296,000 in 1997 and $570,000 in 1998.

    In February 1997, the Company established a $150,000 revolving secured credit line with a commitment term expiring on August 15, 1997. Borrowings under the line bear interest at 9.5% per annum and are due on November 13, 1997. The line is secured by the Company's accounts receivable and may be prepaid without penalty. The Company has borrowed $150,000 under the line and anticipates that such borrowings will be repaid from the net proceeds from its initial public offering.

    Through March 31, 1997, the Company has incurred significant operating losses and expects significant additional losses in the future. The Company's ability to continue as a going concern is dependent upon future events, including the successful development and market acceptance of its SCOOP!-TM-service and its ability to secure additional sources of financing. These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company believes that the net proceeds from the initial public offering will be adequate to meet its capital needs for at least the next nine months. The Company's current operating plan shows that at the end of such nine-month period, the Company will require substantial additional capital. Moreover, if the Company experiences unanticipated cash requirements during the nine-month period or experiences delays in the development or marketing of its SCOOP!-TM- service, the Company could require additional capital to fund its operations, continue research and development programs, and commercialize any products that may be developed. There can be no


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

assurance that additional financing will be available at all or that, if available, such financing will be obtainable on terms favorable to the Company and would not be dilutive.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 128, Earnings Per Share (SFAS 128) which is effective for financial statements issued for periods ending after December 15, 1997. SFAS No. 128 requires the disclosure of basic and diluted earnings per share. For the three months ended March 31, 1997, the amount reported as net loss applicable to common stock is not materially different than would have been reported for basic and diluted loss applicable to common stock in accordance with SFAS No. 128.

                             PART II - OTHER INFORMATION


ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

    The following matters were submitted to a vote of security holders during the three month period ended March 31, 1997:

    By written consent dated as of February 27, 1997, the holders of a majority of the Company's outstanding common stock approved the following actions: (i) the reincorporation of the Company from California to Delaware through a merger of the Company with its predecessor, Scoop, Inc., a California corporation; (ii) approval of the form of indemnification agreement to be entered into between the Company and each of its directors and officers; and (iii) adoption of the Company's 1996 Stock Incentive Plan. Stockholders holding a total of 1,935,486 of the 3,752,497 shares of common stock then outstanding approved the actions.

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

    (a)  The following exhibits are included herein:

         3.1  Certificate of Incorporation of Scoop, Inc.*
         3.2  Bylaws of Scoop, Inc.*
         4.1  Form of Common Stock Certificate*
         4.2  Form of Representative Warrant*
         4.3  Form of Consultant Warrant*
         4.4  Warrant dated October 18, 1996 issued to Bell & Howell*
         4.5  Form of Subscription Supplement and Registration Rights
              Agreement*
         4.6  Form of Lock-Up Agreement*
         11.1 Computation of Net Loss Per Common Share
         27.1 Financial Data Schedule

         ----------------------------------------------------------------------
         * Incorporated by reference to the corresponding numbered exhibit included in the Company's Registration Statement on Form SB-2
           (file no. 333-15129).

    (b)  Reports on Form 8-K

    The Company did not file any reports on Form 8-K during the three months ended March 31, 1997.

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

                                      SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



    Date: May 27, 1997                 /s/ Mark Davidson
                                  -----------------------------------
                                       Mark Davidson
                                       President and Chief Financial Officer
                                       (authorized officer and prinicipal
                                       financial and accounting officer)

                                    EXHIBIT INDEX

                                                                   Sequential
Exhibit No.   Description                                          Page Number
-----------   -----------                                          -----------

3.1           Certificate of Incorporation of Scoop, Inc.                *
3.2           Bylaws of Scoop, Inc.                                      *
4.1           Form of Common Stock Certificate                           *
4.2           Form of Representative Warrant                             *
4.3           Form of Consultant Warrant                                 *
4.4           Warrant dated October 18, 1996 issued to Bell & Howell     *
4.5           Form of Subscription Supplement and Registration Rights
                Agreement                                                *
4.6           Form of Lock-Up Agreement                                  *
11.1          Computation of Net Loss Per Common Share                   15
27.1          Financial Data Schedule                                    16

--------------------------------------------------------------------------------
* Incorporated by reference to the corresponding numbered exhibit included in the Company's Registration Statement on Form SB-2 (file no. 333-15129).


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